Exhibit 99.1

TITAN PHARMACEUTICALS ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE JT PHARMA’S KAPPA OPIOID AGONIST PEPTIDE, JT-09

- Titan to Develop JT-09 Implant, Using its ProNeura® Long-Term, Continuous Drug Delivery Technology, for the Treatment of Chronic Pruritus -

South San Francisco, CA – October 28, 2020 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP) today announced that it has entered into a definitive asset purchase agreement (the “Agreement”) with JT Pharmaceuticals, Inc. (“JT Pharma”), a peptide drug development company, to acquire JT Pharma’s kappa opioid agonist peptide, JT-09, for use in combination with Titan’s ProNeura® long-term, continuous drug delivery technology, for the treatment of chronic pruritus.

Under the terms of the Agreement, JT Pharma is entitled to receive from Titan future milestone payments based on the achievement of regulatory milestones, including potential regulatory approval for commercialization, plus single-digit percentage earn-out payments on net sales of the product.

“Current treatments for moderate to severe chronic pruritus, a debilitating condition characterized by itching of the skin lasting longer than six weeks, are relatively ineffective and are associated with undesirable side-effects,” said Dr. Kate DeVarney, President and Chief Operating Officer of Titan. “Our early non-clinical data suggest that subcutaneous implantation of JT-09 ProNeura implants could potentially deliver therapeutic concentrations of JT-09 for six months or longer, and we are looking forward to conducting additional preclinical studies to establish proof-of-concept with data available in the first half of 2021.”

The closing of the agreement is subject to customary closing conditions and Titan’s completion of a financing with gross proceeds of at least $8,000,000.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a commercial stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to our ability to raise capital, the winding down of U.S. commercial activities related to Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Stephen Kilmer
Investor Relations
(650) 989-2215
skilmer@titanpharm.com